  (11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE







                                     For the                   For the
                                Three Months Ended        Nine Months Ended
                                  September 30,             September 30,
                             -----------------------   -----------------------

                                1996         1995         1996         1995
                             ----------   ----------   ----------   ----------

Average shares outstanding    2,848,087    2,835,350    2,843,997    2,814,626
                             ==========   ==========   ==========   ==========

Net Income                   $1,187,000   $  836,000   $3,379,000   $2,079,000
                             ==========   ==========   ==========   ==========


Net Income per share         $     0.42   $     0.29   $     1.19   $     0.74
                             ==========   ==========   ==========   ==========